Exhibit 10.9

                       AGREEMENT OF SALE AND PURCHASE

     This Agreement of Sale and Purchase ("Agreement") is entered into on 9/22/, 1995, between Praveen Gupta M.D., Trustee of the Praveen Gupta Medical Corporate Defined Benefit Pension Plan (hereinafter referred to as "Seller") and Golden Queen Mining Co., Inc., a California Corporation, (hereinafter referred to as "Buyer").

Recitals

A. Seller is the owner of certain real property consisting of approximately 158 acres situated in Kern County, California ("Seller's Property").
     The North Half of the South Half of Section 1, Township 10 North, Range 13 West, San Bernardino Meridian, in the Unincorporated area, County of Kern, State of California, According to the official Plat thereof. APN 345 052 01-00. Subject to proper survey and subdivision description.

B. Seller and Buyer agree that Seller shall have Seller's Property surveyed and subdivided both to be at Buyer's expense prior to the close of escrow to comply with paragraph (c) below.

C. Seller desires to sell to Buyer and Buyer desires to purchase from Seller only the portion of the Seller's Property which lies easterly of Mojave-Tropico Road, Mojave, CA approximately 40 acres ("Property") as depicted on Exhibit A attached hereto and incorporated herein by reference, and on the terms and conditions provided in this Agreement.

                          Operative Provisions

     In consideration of the mutual covenants and conditions contained herein, Seller and Buyer agree as follows:

1. SALE AND PURCHASE. Seller shall sell to Buyer and Buyer shall purchase from Seller the Property, on the terms and conditions set forth herein.

2. PURCHASE PRICE. The purchase price ("Purchase Price") for the Property shall be $375,000.00.

3. PAYMENT OF PURCHASE PRICE. A deposit of $37,500.00 will be made by Buyer to Seller outside of Escrow by certified funds, and shall be returned to Buyer only as set forth in Section 7 below. Prior to the close of escrow an additional cash payment of $150,000.00 shall be deposited into escrow. Balance of $187,500.00 to be carried by "Seller" for a period of one (1) year from the close of escrow or until the start of mining production whichever comes first at an interest rate of 12% per annum evidenced by a Note with 6% late charge in the event payment is not received within 5 days of due date and attorneys' fees provision secured by a Deed of Trust on the subject Property with due on sale clause in the event of transfer bother to be prepared by escrow holder as per Schedule of Payments in Exhibit B.

4. REPRESENTATIONS OF SELLER. In addition to all other representations and warranties under the Agreement, Seller represents and warrants that it is the owner of the Property and that is free and clear of any liens of any nature; the Property is not subject to any lease or contracts which will be in effect after the close of escrow; that, to the best of its knowledge, no suit, action or other proceeding is pending or threatened before any court or governmental entity and no cause of action exists that relates to the Property; that it has received no notice of violation of any local, state or federal law, regulation, rule, ordinance or order or of any permit, license, consent or authorization; and that, to the best of its knowledge, no condition exists on the Property which would result in any action under the Comprehensive Environmental Response, Compensation and Liability Act (Superfund) 42 U.S.C. 9601-9657, as amended, nor any other federal, state or local environmental or other law, regulation, rule, ordinance or order, and the Property is not contaminated with any hazardous materials. All representations and warranties of Seller contained herein shall survive the close of escrow.

5. ESCROW. An escrow shall be opened to consummate the sale and purchase of the Property pursuant to this Agreement at the office of Chicago Title Company of Bakersfield, California within twenty (20) days from the date hereof. Such escrow shall close on or before August 30, 1996.

6. CONDITIONS OF ESCROW. The close of such escrow and Buyer's obligation to purchase the Property are conditioned on:

     a) The conveyance to Buyer of good and marketable title to the Property, as evidenced by a standard form title insurance policy, in the full amount of the purchase price, issued by Chicago Title Company subject only to such liens, encumbrances, clouds or conditions as may be approved by Buyer and with such endorsements as may be requested by Buyer. Failure to disapprove in writing within 10 days the Preliminary Title Report shall be deemed Buyer's approval.

     b) Delivery of possession of the Property to Buyer immediately on close of escrow, free and clear of all uses and occupancies except those known by Buyer or created after the opining of escrow. Seller does not warrant or represent to Buyer any fitness for purpose or use of the Property and Buyer is advised to investigate any and all future use that Buyer intends.

7. FAILURE OF CONDITIONS. Should any of the conditions specified in paragraph 6 of this Agreement fail to occur by close of escrow as herein provided, Buyer shall have the power, exercisable by the giving of written notice by Buyer to the escrow holder and to Seller, to cancel such escrow, terminate this Agreement, and obtain a refund of the deposit less fees and costs and damage to Property incurred during escrow. Seller shall also receive monetary compensation for any damage caused by Buyer to the Property or by its failure to remove stored minerals, etc. from the Property. The exercise of such power by Buyer shall not constitute a waiver by either party of any other rights which either party may have against the other due to the breach of the Agreement.

8. LIQUIDATED DAMAGES. In the event that Buyer deems the property to be not suitable for any reason, or fails to close escrow timely (except for the conditions set forth in paragraph 6), or Buyer is unable to change the zoning of the subdivided property, Seller shall keep the $37,500.00 deposit without recourse by Buyer.

9. PRORATIONS. There shall be prorated between Seller and Buyer on the basis of thirty (30) day months as of 12:00 midnight Pacific Standard Time on the date of close of escrow as herein provided:

     a) Real property taxes levied or assessed against the Property as shown on the latest available tax bills.

     BONDS AND ASSESSMENTS. Seller is not aware of any bonds or improvement assessments at this time other than the normal property taxes (currently not exceeding $2,000.00 per year). Buyer should verify before signing the agreement. Buyer shall be responsible for all bonds and or improvement assessments at the time of close of the escrow.

10. EXPENSES OF ESCROW. The expenses of the escrow herein provided shall be paid in the following manner:

     a) The full cost of securing the title insurance policy referred to in subparagraph 6.(a) hereof shall be paid by Buyer.

     b) The cost of preparing, executing and acknowledging any deed or other instruments required to convey title to Buyer in the manner referred to in subparagraph 6.(a) hereof shall be paid by Buyer.

     c) The cost of recording a grant deed required to convey title to the Property to Buyer as described in subparagraph 6.(a) hereof shall be paid by Buyer.

     d) Any tax imposed on the conveyance of title to the Property to Buyer under the Documentary Transfer Tax Act shall be paid by Buyer.

     e) Any escrow fee charged by the escrow holder shall be paid 50% by the Buyer and 50% by the Seller.

11. PRODUCTION ROYALTIES. A production royalty for all minerals mined, removed, and sold from the Property equal to five percent (5%) of the Net Smelter Returns shall be calculated up to, but not to exceed twenty
     (20) years. In no case shall the total royalty payments to Seller exceed One Million Dollars ($1,000,000.00). The term "Net Smelter Returns" shall be defined to be the gross amount received from the sale of valuable minerals less all taxes levied, incurred or imposed on the sale, severance or production of such minerals and less costs of transportation (to the smelter and/or refinery or point of sale), smelting and refining charges and costs of sale. Production royalty only applies to minerals mined and removed from the Property and not from minerals mined and removed from nearby or adjacent properties stored upon Property.

12. COMMINGLING. Any minerals produced from the Property may be mixed or commingled with any other minerals or materials from other properties if they have first been weighed and assayed or if other procedures consistent with good mining industry practices are used by Golden Queen to determine the quantity and grade of minerals, valuable ores and substances produced for the Property with prior written disclosure to Seller.

13. EXPLORATION. Sellers grant to Buyers the right to enter upon the Property for the purpose to drill up to a maximum of six (6) exploratory drill holes prior to the close of escrow. Buyer is to pay all costs and to repair any and all damage caused thereby in the event Buyer does not purchase the Property.

14. INSURANCE. Buyer shall at its sole cost and expense cause to be issued and maintained during the escrow period the following insurance coverage's:

     a) Workers Compensation Insurance: Buyer shall maintain worker's compensation insurance coverage in accordance with the provisions of California Law.

     b) Automobile and Comprehensive General Liability Insurance: Buyer shall cause to be maintained during the escrow period, automobile liability and comprehensive general liability coverage with broad form endorsements with a minimum limit of liability of not less that One Million Dollars ($1,000,000.00). Seller shall be named as an additional insured on all insurance policies provided for by this mining Lease in accordance with the provisions of California Law.

     c) Certificates of Insurance: Buyer shall promptly furnish to Seller certificates of insurance for all types of insurance applicable under this Agreement of Sale and Purchase, which certificates shall provide that the insurance described therein may not be canceled restrictively modified or terminated except upon not less that thirty (30) days written notice delivered to Seller.

15. INDEMNITY. Buyer agrees to indemnify and hold harmless Seller, its agents, employees, heirs and assigns from any and all claim, losses, expenses, fees, attorneys' fees, costs and judgments that arises from Buyers' activities impacting the Property during the escrow period.

16. NOTICES. Any and all notices or other communications required or permitted by this Agreement or by law to be served on or given to Seller or Buyer by the other party hereto, shall be in writing and shall be deemed duly served and given when personally delivered (including overnight professional delivery service such as Federal Express or UPS) or in lieu of such personal service, after delivery upon being deposited in the United States mail certified return receipt requested, postage prepaid, addressed to Seller or Buyer at the addresses shown below.

     Either party may change its address for notice set forth in this paragraph by giving written notice of such change to the other party in the manner provided herein.

     Seller:   Praveen Gupta, M.D.
               Trustee of the Praveen Gupta Medical Corp.
               Defined Benefit Pension Plan
               9435 Venice Blvd.
               Culver City, CA 90232

     Buyer:    Golden Queen Mining Co., Inc.
               P.O. Box 878
               Rosamond, CA 93560-0878

17. ATTORNEYS' FEES. In the event of any controversy, claim, or dispute between Seller or Buyer, arising out of or relating to this Agreement or the breach thereof, the prevailing party shall be entitled to recover from the losing party reasonable expenses, attorneys' fees and costs.

18. SEVERABILITY. In the event that any provision contained with this Agreement is rendered by a court of competent jurisdiction to be void, invalid or unenforceable, Seller and Buyer agree that such invalidity or unenforceability shall have no effect whatsoever on the balance of the Agreement.

19. HEIRS, SUCCESSORS AND ASSIGNS. All terms of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the respective heirs, successors and assigns of Seller and Buyer.

20. COUNTERPARTS. This Agreement may be executed and delivered in any number of counterparts, each of which, when executed and delivered, will be an original, but all of which together constitute on and the same agreement.

21.  SUBDIVISION.  All surveying and subdivision cost shall be paid by Buyer.

22. ENTIRE AGREEMENT. This Agreement contains the entire agreement between Seller and Buyer respecting the Property, and any agreement of representation respecting the Property or the duties of either Seller or Buyer in relation thereto not expressly set forth in the Agreement is null and void.

SELLER                             BUYER

                                        GOLDEN QUEEN MINING CO., INC.



 s/ Praveen Gupta M.D.   9/22/95        By:  s/ John E. Dowis    9/22/95
--------------------------------        --------------------------------
Trustee of the           Date           Project Manager          Date
Praveen Gupta Medical Corporate
Defined Benefit Pension Plan

TaxPayer I.D.# 95-4473800

                              EXHIBIT A

          Assessor's Map No. 345-05 showing location of property.

                      EXHIBIT B - GUPTA PROPERTY
                        Loan Amortized at 12%


          Payment   Payment                                 Principal
Date      Number    Amount      Principal    Interest       Balance
-----------------------------------------------------------------------
          Opening Balance                                   187,500.00

 9/30/96   1        16,659.15    14,784.15   1,875.00       172,715.85
10/31/96   2        16,659.15    14,931.99   1,727.16       157,783.86
11/30/96   3        16,659.15    15,081.31   1,577.84       142,702.55
12/31/96   4        16,659.15    15,232.12   1,427.03       127,470.43
 1/31/97   5        16,659.15    15,384.45   1,274.70       112,085.98
 2/28/97   6        16,659.15    15,538.29   1,120.86        96,547.69
 3/31/97   7        16,659.15    15,693.67     965.48        80,854.02
 4/30/97   8        16,659.15    15,850.61     808.54        65,003.41
 5/31/97   9        16,659.15    16,009.12     650.03        48,994.29
 6/30/97  10        16,659.15    16,169.21     489.94        32,825.08
 7/31/97  11        16,659.15    16,330.90     328.25        16,494.18
 8/31/97  12        16,659.12    16,494.18     164.94             0.00

GRAND TOTAL        199,909.77   187,500.00  12,409.77             0.00
======================================================================

State of CALIFORNIA

County of LOS ANGELES

On Sept. 22, 1995 before me, ESTHER MAY TARN, NOTARY PUBLIC personally appeared PRAVEEN GUPTA, M.D. and JOHN E. DOWIS, proved to me on the basis of satisfactory evidence to be the person(s) whose names(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

                                   WITNESS my hand and official seal.

                                    s/ Esther May Tarn
                                   --------------------------------
                                   SIGNATURE OF NOTARY